Exhibit 23.1

Consent

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Tangoe, Inc.

We have issued our report dated August 26, 2011 with respect to the consolidated financial statements of ProfitLine, Inc. for the years ended December 31, 2010 and 2009 included in this Current Report on Form 8-K/A dated March 5, 2012.  We hereby consent to the use of the aforementioned report in this Form 8-K/A.

/s/ GRANT THORNTON LLP

San Diego, California

March 5, 2012